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                                                                   EXHIBIT 99.2


                            WOMEN.COM NETWORKS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2001


     The undersigned stockholder hereby appoints MARLEEN McDANIEL and [_____], and each of them, with full power of substitution and with discretionary authority, the attorneys of the undersigned to vote all shares registered in the name of the undersigned at the Special Meeting of Stockholders of Women.com Networks, Inc. ("Women.com") to be held on Wednesday, May 23, 2001, at ____ a.m., local time, at [location TBD], or at any adjournment thereof, with respect to the proposal to approve and adopt the merger agreement among iVillage Inc., Stanhope Acquisition Sub, LLC, which is a newly formed, wholly owned subsidiary of iVillage, and Women.com, and the transactions contemplated by the merger agreement, including the merger.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS. THE BOARD OF DIRECTORS OF WOMEN.COM RECOMMENDS A VOTE FOR THE FIRST PROPOSAL.

     IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

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